UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2017

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1010 Atlantic Avenue Alameda, California 94501
(Address of principal executive offices)

(510) 479-7635
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange  Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 30, 2017, Thomas Murphy resigned from our Board of Directors. On the same day, our Board of Directors, acting on the recommendation of the Board’s Nominating and Corporate Governance Committee, appointed Selwyn Mould to the vacancy on the Board created by Mr. Murphy’s resignation.

Mr. Mould is a co-founder of our company and has served as our chief operating officer since inception in June 2014. From May 2013 to June 2014, Mr. Mould, along with our chief executive officer, Dr. Stephen R. Clarke, and others, engaged in research and development that ultimately lead to their development of our AquaRefining process. From 2008 to May 2013, Mr. Mould served as chief operating officer of Applied Intellectual Capital, Ltd. From 1999 to 2007, Mr. Mould served as head of supply chain for Group Lotus Plc, the sports car manufacturer and engineering consultant. Previously, Mr. Mould was head of logistics for Pilkington Plc. In his earlier career, Mr. Mould was a production manager for Chloride Industrial Batteries Ltd. Mr. Mould holds an MA in natural sciences from the University of Cambridge with a major in chemistry.

Mr. Mould has extensive knowledge of the battery industry and electro-chemical technologies from his senior management position with Applied Intellectual Capital, Ltd. As a result of these and other professional experiences, our Board has concluded that Mr. Mould is qualified to serve as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: September 6, 2017	/s/ Mark Weinswig
Mark Weinswig,
Chief Financial Officer